UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2018

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)
Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
6100 North Western Avenue, Oklahoma City, Oklahoma		73118
(Address of principal executive offices)		(Zip Code)
(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.01 Completion of Acquisition or Disposition of Assets

On July 26, 2018, Chesapeake Energy Corporation and certain of its wholly owned subsidiaries (collectively, "Chesapeake" or the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with EAP Ohio, LLC, a private oil and gas company headquartered in Houston, Texas (“Encino”), pursuant to which Encino agreed to purchase all of the Company’s acreage of approximately 1,500,000 gross (900,000 net) acres in Ohio, of which approximately 320,000 net acres are prospective for the Utica Shale with approximately 920 producing wells, along with related property and equipment (collectively, the “Designated Properties”) for a purchase price of approximately $2.0 billion, with additional contingent payments to the Company of up to $100 million comprised of $50 million in consideration in each case if, on or prior to December 31, 2019, there is a period of 20 trading days out of a period of 30 consecutive trading days where (i) the average of the NYMEX natural gas strip price for the months comprising the year 2022 equals or exceeds $3.00/mmbtu as calculated pursuant to the Purchase Agreement, and (ii) the average of the NYMEX natural gas price strip prices for the months comprising the year 2023 equals or exceeds $3.25/mmbtu as calculated pursuant to the Purchase Agreement (such contingent payments, the “Contingent Payments”).
On October 29, 2018, the Company completed the sale of the Designated Properties for net proceeds of approximately $1.868 billion in cash, subject to customary post-closing adjustments. The net proceeds include a $147 million adjustment to the purchase price originally set forth in the Purchase Agreement as agreed by the parties at the closing. The price adjustment is attributable to various items, including, but not limited to revenues and expenses incurred after an effective date of January 1, 2018. The net proceeds do not include the Contingent Payments.
Additional information regarding the transaction is provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Item 8.01 Other Events

Redemption of 8.00% Senior Secured Second Lien Notes due 2022
On October 29, 2018, the Company delivered a notice of redemption to the trustee for the Company’s 8.00% Senior Secured Second Lien Notes due 2022 (the “2022 Notes”) to call for redemption on the Redemption Date approximately $1.4 billion aggregate principal amount of the outstanding 2022 Notes, representing 100% of the aggregate principal amount of the outstanding 2022 Notes. The Company instructed the trustee to provide notice of such redemption to the holders of the 2022 Notes on October 29, 2018 in accordance with the terms of the indenture governing the 2022 Notes. The 2022 Notes will be redeemed at a redemption price of 100% of the principal amount thereof, plus the make-whole premium, as calculated in accordance with the indenture governing the 2022 Notes, plus accrued and unpaid interest, if any, to the Redemption Date.
The redemption is expected to be funded primarily with proceeds from the sale of the Designated Properties.
This report shall not constitute a notice of redemption with respect to or an offer to purchase or sell (or the solicitation of an offer to purchase or sell) any securities.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide the Company’s current expectations, beliefs, or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts, particularly with regard to the effects, results, proceeds and other aspects of the sale of the Designated Properties including its effects on the Company, its business, financial results or position. You should read these statements carefully because they involve substantial risks and uncertainties, which could cause actual results to differ materially from the results expressed in, or implied by, such forward-looking statements. Differences may result from a variety of factors, including but not limited to: (i) purchase price adjustments; (ii) additional contingent payment consideration; (iii) commodity prices and (iv) other risks related to the Company detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on February 22, 2018 and on subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(b)	Pro Forma Financial Information:
The unaudited pro forma condensed consolidated financial statements required by this Item 9.01(b) will be filed within the time required by Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

Date: October 29, 2018	By:	/s/ James R. Webb
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary